PRESS RELEASE

Innospec REPORTS FOURTH QUARTER AND 2008 FINANCIAL RESULTS

GAAP Diluted EPS $0.20 vs. $0.45

Excluding Special Items, Diluted EPS $0.64 vs. $0.55

Fuel Specialties Posts Another Strong Quarter, Operating Income Up 18%

Newark, Del. - February 19, 2009 - Innospec Inc. (NASDAQ: IOSP) today announced its financial results for the fourth quarter and full year ended December 31, 2008.

Total net sales for the quarter were $168.0 million, a 3% decline from $172.7 million in last year's fourth quarter. Net income was $5.0 million, or $0.20 per diluted share, compared with $11.1 million, or $0.45 per diluted share, a year ago. EBITDA (earnings before interest, taxes, depreciation, amortization and impairment) for the quarter was $13.6 million, compared with $27.3 million a year ago.

The results for both periods include a number of significant special items, which are summarized in the table below, including non-cash foreign exchange losses and gains. For the fourth quarter of 2008, these items had a net negative impact on net income of $10.6 million, or $0.44 per diluted share; a year ago, similar items reduced net income by $2.5 million, or $0.10 per diluted share. Excluding these items from both periods, diluted earnings per share for the fourth quarter of 2008 were $0.64, a 16% increase from $0.55 a year ago.

EBITDA and net income excluding special items, and related per share amounts, are non-GAAP financial measures that are defined and reconciled with GAAP results herein and in the schedules below.
Quarter ended Dec. 31, 2008	Quarter ended Dec. 31, 2007
	After-tax (in millions)	Per diluted share	After-tax (in millions)	Per diluted share

Net income	$5.0	$0.20	$11.1	$0.45

Foreign exchange losses/(gains)	9.9	0.41	(3.0)	(0.12)
Oil for Food legal and professional expenses	-	-	3.4	0.14
Octane Additives business goodwill impairment	0.5	0.02	2.0	0.08
Restructuring charge	0.2	0.01	0.1	-
	10.6	0.44	2.5	0.10

Net income excluding special items	$15.6	$0.64	$13.6	$0.55

"Our solid overall operating results are primarily due to continued growth at Fuel Specialties, which now accounts for approximately 70% of Innospec's total sales," said Paul Jennings, President and Chief Executive Officer. "Fuel Specialties delivered an excellent 18% increase in operating income in the face of a very difficult operating environment in the fourth quarter. In addition, Octane Additives' results improved sequentially from the third quarter, as we expected. Partially offsetting these gains was a disappointing performance at Active Chemicals, mainly reflecting dramatic declines in sales and profitability in its non-core polymers business towards the end of the quarter."

For the full year, total revenues of $640.5 million were up 6% from $602.4 million in 2007. Net income for 2008 was $12.5 million, or $0.51 per diluted share, compared with $29.5 million, or $1.19 per diluted share, a year ago. EBITDA for the year was $50.4 million, compared with $97.0 million in 2007. Special items reduced net income for the year by $32.9 million, or $1.35 per diluted share; in 2007, similar items reduced net income by $12.2 million, or $0.49 per diluted share. Excluding these items from both periods, diluted earnings per share for the year were $1.86, an 11% increase from $1.68 in 2007.
Year ended Dec. 31, 2008	Year ended Dec. 31, 2007
	After-tax (in millions)	Per diluted share	After-tax (in millions)	Per diluted share

Net income	$12.5	$0.51	$29.5	$1.19

Foreign exchange losses/(gains)	13.7	0.56	(5.2)	(0.21)
Oil for Food legal and professional expenses	11.2	0.46	3.2	0.13
Octane Additives business goodwill impairment	3.7	0.15	12.1	0.49
Acquisition-related costs	2.8	0.12	-	-
Restructuring charge	1.5	0.06	2.1	0.08
	32.9	1.35	12.2	0.49

Net income excluding special items	$45.4	$1.86	$41.7	$1.68

In Fuel Specialties, operating income for the quarter was $22.0 million, an 18% increase from $18.6 million a year ago. The segment's gross margin was 32.5%, compared with 31.5% a year ago. Its net sales for the quarter increased 8%, to $117.8 million. By region, sales rose 18% in the Americas and 30% in the Asia-Pacific region, but declined 8% in the Europe, Middle East and Africa (EMEA) region principally due to the adverse impact of exchange rates. For the full year, operating income in Fuel Specialties was up 26%, to $80.0 million; the segment's sales increased 18%, to $440.9 million.

Active Chemicals reported an operating loss for the quarter of $2.4 million, compared with operating income of $1.0 million a year ago. The segment's gross margin was 5.7% for the quarter, down from 16.8% a year ago. Excluding the polymers business, the segment's gross margin was 12.6%, compared with 14.9% a year ago. Net sales in Active Chemicals were $27.9 million, down 15% from last year's fourth quarter. By region, sales declined 2% in the Americas and 26% in the EMEA region, and were unchanged in the Asia-Pacific region. For the year, Active Chemicals' sales rose 3%, to $138.3 million, but the segment posted a $5.0 million operating loss, compared with operating income of $6.1 million in 2007.

In Octane Additives, operating income for the quarter was $8.0 million, compared with $3.2 million in last year's fourth quarter. A year ago, the segment's operating income included $4.4 million in legal expenses and accruals in respect of the United Nations Oil for Food Program and related investigations. The segment's gross margin for the quarter was 46.2%, compared with 46.9% a year ago. Octane Additives' net sales for the quarter were $22.3 million, down 28%. For the full year, the segment reported $1.2 million in operating income (after charging $15.5 million in Oil for Food and related investigation expenses), compared with $19.9 million in 2007. Octane Additives' sales for the year declined 35%, to $61.3 million.

Corporate costs for the quarter were $4.4 million, compared with $6.2 million a year ago, reflecting the pound's weakness against the dollar as well as continued tight cost controls. The Company also incurred a $0.5 million pre-tax non-cash charge related to its pension plan, compared with a $1.2 million charge a year ago. The effective tax rate for the quarter was 28.6%, compared with 27.0% a year ago. After-tax non-cash foreign exchange losses recognized in the quarter were $9.9 million, compared with gains of $3.0 million a year ago, primarily reflecting mark-to-market losses on foreign currency forward contracts.

Innospec's balance sheet remained strong at year-end, with net debt of $59.1 million, compared with stockholders' equity of $229.3 million. The Company did not repurchase any additional shares of its common stock during the quarter; for the year, it repurchased approximately 484,000 shares for a total of $9.6 million.

Mr. Jennings commented, "2008 was an extremely challenging year for Innospec but the performances that our teams have delivered in our core businesses have been particularly gratifying. As previously announced, we recently completed successful negotiations for a new three-year $150 million finance facility. Amidst the current difficult economic and credit market conditions, we are very pleased with the strong support and confidence shown in Innospec and its management team by our banking group. While 2009 will clearly be another challenging year, we remain confident that our ongoing Fuel Specialties business is well positioned for the future, and that Active Chemicals can recover and realize its growth potential over the longer term."

Use of Non-GAAP Financial Measures

The information presented in this press release includes financial measures that are not calculated or presented in accordance with Generally Accepted Accounting Principles in the United States (GAAP). These non-GAAP financial measures comprise EBITDA and net income excluding special items, and related per share amounts. EBITDA is net income per our consolidated financial statements adjusted for the exclusion of charges for interest expense (net), income taxes, depreciation, amortization and impairment of Octane Additives business goodwill. Net income excluding special items is net income per our consolidated financial statements adjusted for the exclusion of charges for foreign exchange losses/(gains), Oil for Food legal and professional expenses, impairment of Octane Additives business goodwill, acquisition-related costs and restructuring charges. Reconciliations of these non-GAAP financial measures to their most directly comparable GAAP financial measures are provided herein and in the schedules below. The Company believes that such non-GAAP financial measures provide useful information to investors and may assist them in evaluating the Company's underlying performance and identifying operating trends. In addition, management uses these non-GAAP financial measures internally to allocate resources and evaluate the performance of the Company's operations. While the Company believes that such measures are useful in evaluating the Company's performance, investors should not consider them to be a substitute for financial measures prepared in accordance with GAAP. In addition, these non-GAAP financial measures may differ from similarly-titled non-GAAP financial measures used by other companies and do not provide a comparable view of the Company's performance relative to other companies in similar industries. Management believes the most directly comparable GAAP financial measure is GAAP net income and has provided a reconciliation of EBITDA and net income excluding special items, and related per share amounts, to GAAP net income herein and in the schedules below.

About Innospec Inc.

Innospec Inc. is an international specialty chemicals company with almost 1,000 employees in 23 countries. Innospec manufactures and supplies a wide range of specialty chemicals to markets in the Americas; Europe, Middle East and Africa; and Asia-Pacific. Innospec's Fuel Specialties business specializes in manufacturing and supplying the fuel additives that help improve fuel efficiency, boost engine performance and reduce harmful emissions. Innospec's Active Chemicals business provides effective technology-based solutions for our customers' processes or products focused in the Personal Care; Household, Industrial & Institutional; and Fragrance Ingredients markets. Innospec's Octane Additives business is the world's only producer of tetra ethyl lead (TEL).

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements which address operating performance, events or developments that we expect or anticipate will or may occur in the future, including, without limitation, all of the Company's guidance for sales, gross margins, net income, growth potential and other measures of financial performance. Although forward-looking statements are believed by management to be reasonable when made, caution should be exercised not to place undue reliance on such statements because they are subject to certain risks, uncertainties and assumptions. If the risks or uncertainties ever materialize or the assumptions prove incorrect, actual results may differ materially from those expressed or implied by such forward-looking statements and assumptions. Risks, assumptions and uncertainties include, without limitation, changes in the terms of trading with significant customers or the gain or loss thereof, changes in the costs and availability of energy, raw materials and other inputs, our ability to continue to achieve organic growth in our Fuel Specialties and Active Chemicals businesses, our ability to successfully integrate any acquisitions in our non-Octane Additives businesses, the effects of changing government regulations and economic and market conditions, competition and changes in demand and business and legal risks inherent in the Company's activities, including political and economic uncertainty, import and export limitations and market risks related to changes in interest rates and foreign exchange rates, government investigations, material fines or other penalties resulting from the Company's voluntary disclosure to the Office of Foreign Assets Control of the U.S. Department of the Treasury and the Securities and Exchange Commission ("SEC"), U.S. Department of Justice and United Kingdom Serious Fraud Office investigations into the Company's involvement in the United Nations Oil for Food Program, or other regulatory actions and other risks, uncertainties and assumptions identified in the Company's Annual Report on Form 10-K for the year ended December 31, 2007 and other reports filed with the SEC. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts:

Kate Davison

Innospec Inc.

+44-151-348-5825

Kate.Davison@innospecinc.com

Tom Pratt

RF|Binder Partners

+1-212-994-7563

Tom.Pratt@RFBinder.com

Schedule 1

INNOSPEC INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended December 31		Twelve Months Ended December 31

	2008	2007	2008	2007
(in millions except per share data)

Net sales	$168.0	$172.7	$640.5	$602.4
Cost of goods sold	(117.8)	(118.4)	(454.1)	(405.0)
Gross profit	50.2	54.3	186.4	197.4

Selling, general and administrative	(22.6)	(30.6)	(115.2)	(103.9)
Research and development	(3.7)	(3.7)	(14.8)	(13.6)
Restructuring charge	(0.2)	(0.1)	(2.1)	(3.0)
Amortization of intangible assets	(1.2)	(4.6)	(7.4)	(16.9)
Impairment of Octane Additives business goodwill	(0.5)	(2.0)	(3.7)	(12.1)
Profit on disposal	-	-	0.4	-
	(28.2)	(41.0)	(142.8)	(149.5)
Operating income	22.0	13.3	43.6	47.9
Other net (expense)/income	(13.5)	3.9	(19.3)	6.9
Interest expense (net)	(1.4)	(2.0)	(5.4)	(7.0)
Income before income taxes and minority interest	7.1	15.2	18.9	47.8
Minority interest	(0.1)	-	(0.1)	(0.1)
Income before income taxes	7.0	15.2	18.8	47.7
Income taxes	(2.0)	(4.1)	(6.3)	(18.2)
Net income	$5.0	$11.1	$12.5	$29.5

Earnings per share Basic	$0.21	$0.46	$0.53	$1.23
Diluted	$0.20	$0.45	$0.51	$1.19

Weighted average shares Basic	23,598	23,874	23,595	23,920
outstanding (in thousands) Diluted	24,408	24,452	24,391	24,838

Schedule 2A

INNOSPEC INC. AND SUBSIDIARIES

SEGMENTAL ANALYSIS
ANALYSIS OF BUSINESS UNIT RESULTS
	Three Months Ended December 31		Twelve Months Ended December 31
	2008	2007	2008	2007
(in millions)

Net sales
Fuel Specialties	$117.8	$109.0	$440.9	$374.6
Active Chemicals	27.9	32.8	138.3	133.8
Octane Additives	22.3	30.9	61.3	94.0
	168.0	172.7	640.5	602.4

Gross profit
Fuel Specialties	38.3	34.3	145.6	124.7
Active Chemicals	1.6	5.5	12.5	24.6
Octane Additives	10.3	14.5	28.3	48.1
	50.2	54.3	186.4	197.4

Operating income
Fuel Specialties	22.0	18.6	80.0	63.6
Active Chemicals	(2.4)	1.0	(5.0)	6.1
Octane Additives	8.0	3.2	1.2	19.9
FAS 158/87 pension (charge)	(0.5)	(1.2)	(2.3)	(4.6)
Corporate costs	(4.4)	(6.2)	(24.9)	(22.0)
	22.7	15.4	49.0	63.0

Restructuring charge	(0.2)	(0.1)	(2.1)	(3.0)
Impairment of Octane Additives business goodwill	(0.5)	(2.0)	(3.7)	(12.1)
Profit on disposal	-	-	0.4	-
Total operating income	$22.0	$13.3	$43.6	$47.9

Schedule 2B
NON GAAP MEASURES
	Three Months Ended December 31		Twelve Months Ended December 31
	2008	2007	2008	2007
(in millions)

Net income	$5.0	$11.1	$12.5	$29.5
Interest expense (net)	1.4	2.0	5.4	7.0
Income taxes	2.0	4.1	6.3	18.2
Depreciation and amortization	4.7	8.1	22.5	30.2
Impairment of Octane Additives business goodwill	0.5	2.0	3.7	12.1
EBITDA	13.6	27.3	50.4	97.0

Fuel Specialties	23.4	19.8	85.4	67.7
Active Chemicals	(0.7)	2.8	1.4	12.4
Octane Additives	8.9	7.5	8.6	36.4
FAS 158/87 pension (charge)	(0.5)	(1.2)	(2.3)	(4.6)
Corporate costs	(3.7)	(5.4)	(21.6)	(18.7)
	27.4	23.5	71.5	93.2
Restructuring charge	(0.2)	(0.1)	(2.1)	(3.0)
Profit on disposal	-	-	0.4	-
Other net (expense)/income	(13.5)	3.9	(19.3)	6.9
Minority interest	(0.1)	-	(0.1)	(0.1)
EBITDA	$13.6	$27.3	$50.4	$97.0

Schedule 3

INNOSPEC INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
	December 31 2008	December 31 2007
Assets	(in millions)
Current assets
Cash and cash equivalents	$13.9	$24.3
Accounts receivable (less allowance of $2.8 and $2.0, respectively)	89.9	94.2
Inventories	138.3	132.6
Prepaid expenses	4.4	5.0
Prepaid income taxes	10.1	-
Total current assets	256.6	256.1

Property, plant and equipment	53.5	66.2
Goodwill - Octane Additives	9.0	12.7
Goodwill - Other	139.2	139.1
Intangible assets	28.3	41.9
Pension asset	-	34.8
Deferred finance costs	0.5	0.3
Deferred income taxes	7.2	-
Total assets	$494.3	$551.1
Liabilities and Stockholders' Equity
Accounts payable	$55.4	$50.9
Accrued liabilities	46.3	65.7
Accrued income taxes	-	6.9
Short-term borrowing	73.0	20.0
Current portion of plant closure provisions	4.1	4.4
Current portion of unrecognized tax benefits	9.2	12.6
Current portion of deferred income	0.1	0.1
Current deferred income taxes	-	0.1
Total current liabilities	188.1	160.7
Long-term debt, net of current portion	-	61.0
Plant closure provisions, net of current portion	22.8	22.4
Unrecognized tax benefits, net of current portion	25.6	27.4
Deferred income taxes, net of current portion	-	7.3
Pension liability	13.8	-
Other non-current liabilities	13.9	-
Deferred income, net of current portion	0.8	0.8
Minority interest	-	-
Total stockholders' equity	229.3	271.5
Total liabilities and stockholders' equity	$494.3	$551.1

Schedule 4

INNOSPEC INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
	Twelve Months Ended December 31
	2008	2007
	(in millions)
Cash Flows from Operating Activities

Net income	$12.5	$29.5
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	23.0	31.3
Impairment of Octane Additives business goodwill	3.7	12.1
Deferred income taxes	(1.1)	(4.6)
(Profit)/loss on disposal of property, plant and equipment	(0.4)	-
Non-cash intangible asset other adjustments	6.3	-
Changes in working capital	(16.1)	(14.1)
Excess tax benefit from stock based payment arrangements	(2.5)	(0.2)
Income taxes and other current liabilities	(17.2)	(3.5)
Movement on plant closure provisions	0.2	(1.3)
Movement on pension asset/(liability)	(5.1)	(2.4)
Stock option compensation charge	4.1	3.3
Movements on other non-current liabilities	7.0	0.1
Movement on deferred income	-	(2.3)
Net cash provided by operating activities	14.4	47.9
Cash Flows from Investing Activities

Capital expenditures	(9.1)	(12.2)
Proceeds on disposal of property, plant and equipment	1.3	-
Acquisition of intangible asset	-	(28.4)
Net cash (used in) investing activities	(7.8)	(40.6)
Cash Flows from Financing Activities

Net receipt/(repayment) of revolving credit facility	12.0	(52.0)
Repayment of term loan	(20.0)	(15.0)
Payments on capital leases	-	(0.1)
Refinancing costs	(0.4)	-
Dividend paid	(2.4)	(2.2)
Excess tax benefit from stock based payment arrangements	2.5	0.2
Issue of treasury stock	1.9	4.1
Repurchase of common stock	(10.5)	(20.0)
Minority interest dividends (paid)	(0.1)	(0.1)
Net cash (used in) financing activities	(17.0)	(85.1)
Effect of exchange rate changes on cash	-	0.2
Net change in cash and cash equivalents	(10.4)	(77.6)
Cash and cash equivalents at beginning of year	24.3	101.9
Cash and cash equivalents at end of year	$13.9	$24.3

Amortization of deferred finance costs of $0.5m (2007 - $1.1m) are included in depreciation and amortization in the cash flow statement but in interest in the income statement.